EXHIBIT A

ZELTIQ AESTHETICS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
EFFECTIVE: JULY 22, 2015

Each member of the Board of Directors (the “Board”) of ZELTIQ Aesthetics, Inc. (“ZELTIQ”) who is not also serving as an employee of ZELTIQ or any of its subsidiaries (each such member, a “Non-Employee Director”) will receive the following compensation for his or her Board service:

Cash Compensation - Annual Retainers

Non-Employee Director: $50,000

Chairman of the Audit Committee: $20,000

Audit Committee Member (other than Chairman): $7,500

Chairman of the Compensation Committee: $15,000

Compensation Committee Member (other than Chairman): $6,000

Chairman of the Nominating and Corporate Governance Committee: $9,000

Nominating and Corporate Governance Committee Member (other than Chairman): $4,000
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All retainers for committee service are in addition to the retainer as a Non-Employee Director.

All retainers are paid quarterly in arrears, and will be pro rated for service for a portion of the quarter.

Equity Compensation

The equity compensation set forth below will be granted under ZELTIQ’s 2011 Equity Incentive Plan (the “Plan”). All equity compensation granted under this policy will be Restricted Stock Units (“RSUs”).

1.    Initial Grant: On the date in which a Non-Employee Director(s) is appointed to the Board of Directors, each Non-Employee Director will automatically, and without further action by the Board, be granted RSUs to acquire the number of shares of ZELTIQ common stock which shall equal three hundred thousand dollars ($300,000) divided by the Fair Market Value (as defined in the Plan) per share of ZELTIQ common stock as of the date of appointment, and rounding down to the next whole share. Such RSUs of ZELTIQ common stock shall vest monthly over three (3) years, subject to the Non-Employee Director’s continuous Service.

2.    Annual Grant: On the date of each ZELTIQ annual meeting of stockholders, each Non-Employee Director will automatically, and without further action by the Board, be granted RSUs to acquire the number of shares of ZELTIQ common stock which shall equal one hundred seventy five dollars ($175,000) divided by the Fair Market Value (as defined in the Plan) per share of ZELTIQ common stock as of the date of grant, and rounding down to the next whole share. Such RSUs of ZELTIQ common stock, shall vest monthly over one (1) year, provided that such RSUs shall in any event become fully vested on the day immediately preceding the next annual meeting of stockholders, subject to the Non-Employee Director’s continuous Service.

3.    Acceleration of Vesting. Each of the Initial Grant and the Annual Grant will be subject to acceleration of vesting in the event of a Change in Control (as defined in the Plan) as set forth in Section 13.2 of the Plan.

4.    One-Time Grant. Effective on July 22, 2015, (“Date of Grant”), each Non-Employee Director will be granted RSUs to acquire the number of shares of ZELTIQ common stock which shall equal twenty-five thousand dollars ($25,000) divided by the Fair Market Value (as defined in the Plan) per share of ZELTIQ common stock as of the Date of Grant, and rounding down to the next whole share. Such RSUs of ZELTIQ common stock, shall vest monthly over one (1) year, provided that such RSUs shall in any event become fully vested on the day immediately preceding the next annual meeting of stockholders, subject to the Non-Employee Director’s continuous Service.